Comparison of change in value of $10,000 investment in Dreyfus New York Tax Exempt Bond Fund, Inc.
and the Lehman Brothers Municipal Bond Index

EXHIBIT A:

               Dreyfus          Lehman
               New York        Brothers
              Tax Exempt      Municipal
   PERIOD        Bond            Bond
             Fund, Inc.        Index *

  5/31/92      10,000          10,000
  5/31/93      11,263          11,197
  5/31/94      11,423          11,474
  5/31/95      12,285          12,519
  5/31/96      12,510          13,091
  5/31/97      13,528          14,175
  5/31/98      14,794          15,504
  5/31/99      15,456          16,229
  5/31/00      15,078          16,089
  5/31/01      16,885          18,042
  5/31/02      17,838          19,216

* Source: Lipper Inc.